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UNITED STATES SECURITIES AND EXCHANGE COMMISSION	OMB APPROVAL
Washington, D.C. 20549 SCHEDULE 14A	OMB Number: 3235-0059 Expires: February 28, 2006 Estimated average burden hours per response: 12.75

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
EQUITY RESIDENTIAL
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

Dear Equity Residential Shareholder:

        The trustees and officers of Equity Residential (the "Company") cordially invite you to attend our 2004 Annual Meeting of Shareholders. This year's meeting will be held on Friday, May 28, 2004, at 10:00 a.m., at One North Franklin Street, Third Floor, Chicago, Illinois, at which time we will consider the following matters:

  (1)
  the election of all trustees to a one-year term;

  (2)
  an amendment to the Company's Declaration of Trust to remove a potential anti-takeover defense;

  (3)
  the ratification of the Company's selection of Ernst & Young LLP as its independent auditors for the year ending December 31, 2004; and

  (4)
  any other business that properly comes before the meeting.

        Your Board of Trustees recommends that you vote for each of the proposals. Shareholders of record at the close of business on March 29, 2004, are entitled to vote at the meeting.

        Your vote is very important. You may vote your shares by telephone, electronically via the Internet or by signing, dating and mailing the enclosed proxy card. If you attend the meeting and prefer to vote in person, you may do so. Whether you plan to attend the meeting or not, please vote as soon as possible so that your shares will be represented at the meeting.

        On behalf of the Board of Trustees, the officers and the employees of Equity Residential, I would like to express our appreciation for your continued support of our Company.

Sincerely,
Bruce C. Strohm Executive Vice President, General Counsel and Secretary
Two North Riverside Plaza Chicago, Illinois April 15, 2004

EQUITY RESIDENTIAL
Two North Riverside Plaza
Chicago, Illinois 60606

PROXY STATEMENT

        This Proxy Statement contains information related to the Annual Meeting of Equity Residential, a Maryland real estate investment trust ("Equity Residential" or the "Company"), which will be held on Friday, May 28, 2004, at 10:00 a.m., at One North Franklin Street, Third Floor, Chicago, Illinois.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

        At the Annual Meeting, shareholders will vote on the following proposals: Proposal 1—the election of all trustees to a one-year term; Proposal 2—an amendment to the Company's Declaration of Trust to remove a potential anti-takeover defense; and Proposal 3—ratification of the Company's selection of Ernst & Young LLP ("Ernst & Young") as its independent auditors for the fiscal year ending December 31, 2004. We sent you these proxy materials because our Board of Trustees (the "Board") is requesting that you allow your common shares to be represented at the meeting by the proxies named in the enclosed proxy card (or, if you receive this document electronically, the accompanying proxy instructions). This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission ("SEC") and that is designed to assist you in voting your shares. On April     , 2004, we began mailing these proxy materials to all shareholders of record at the close of business on March 29, 2004. Equity Residential has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay $7,000 plus expenses for these services.

Who Is Entitled to Vote?

        You will be entitled to vote your shares on any of the proposals if you held your shares as of the close of business on March 29, 2004 (the "Record Date"). Each of the shares outstanding on that date is entitled to one vote on the proposals. As of the record date, a total of            common shares were outstanding and entitled to vote.

What Is Required to Hold the Meeting?

        The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions (in writing, by phone or by Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

How Do I Vote?

        Your vote is important.    Shareholders can vote in person at the Annual Meeting or by proxy. Most shareholders have a choice of voting over the Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you vote by Internet or telephone, you do NOT need to return your proxy card.

        If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for trustee and whether your shares should be voted for or against the other proposals.

What Are the Board's Recommendations?

        If no instructions are indicated on your valid proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board. The Board recommends a vote:

  •
  FOR the election of each of the nominees for trustee;

  •
  FOR the amendment to the Declaration of Trust; and

  •
  FOR the ratification of the Company's Auditors.

        With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Can I Revoke or Change My Proxy?

        Yes, you may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

How Do I Discontinue Receiving Duplicate Copies of Annual Reports?

        Our 2003 Annual Report and financial statements have been mailed to shareholders with this Proxy Statement. If you share an address with any of our other shareholders, your household might receive only one copy of these documents. To request individual copies for each shareholder in your household, please contact Equity Residential—Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll-free number: 1-888-879-6356). To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a shareholder of record, please call our transfer agent, EquiServe, toll-free at 1-800-733-5001.

GOVERNANCE OF THE COMPANY

Board of Trustees

        Our business and affairs are managed under the direction of the Board of Trustees, which presently consists of twelve members and which will consist of eleven trustees as of the conclusion of the Annual Meeting. Members of the Board are kept informed of the Company's business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company's management team and the independent auditors. The Board and each of the key committees—Audit, Compensation, Nominating and Corporate Governance (collectively the "Committees")—also have authority to retain, at the Company's expense, outside counsel, consultants or other advisors in the performance of their duties. The Company's Governance Guidelines require that a majority of the trustees be independent within the meaning of New York Stock Exchange ("NYSE") standards.

Statement on Corporate Governance

        The Company is dedicated to establishing and maintaining the highest standards of corporate governance. The Board has implemented many corporate governance measures designed to serve the long-term interests of our shareholders and further align the interests of trustees and management with our shareholders. The major changes approved by the Board and enacted by the Company include:

  •
  expensing options as of January 1, 2003

  •
  prohibiting the repricing of options under our Share Incentive Plans

  •
  declassification of the Board to provide for annual election of all trustees

  •
  increasing the overall independence of the Board and its Committees

  •
  increasing the diversity of the Board

  •
  scheduling executive sessions of the non-management trustees on a regular basis

  •
  appointing a Lead Trustee

  •
  conducting annual evaluations of the Board, its Committees and individual trustees

  •
  establishing share ownership guidelines for senior officers of the Company

  •
  increasing the share ownership guideline for trustees

  •
  requesting trustees to visit five properties per year

  •
  prohibiting the provision of personal tax services to the Company's executive officers by the Company's independent auditors

  •
  limiting members of its Audit Committee to service on not more than two other public company audit committees

  •
  adopting a Pre-Approval Policy for Audit and Non-Audit Services

  •
  limiting the CEO's service to not more than two other public company boards

  •
  revising the existing Audit Committee Charter

  •
  adopting formal charters for the Compensation, Nominating and Corporate Governance Committees

        Lead Trustee.    In 2003, the Board created a new position of Lead Trustee. The Company's Lead Trustee is Sheli Z. Rosenberg who, as an independent trustee, acts in a lead capacity to coordinate the other independent trustees, consults with the CEO on Board agendas, chairs the executive sessions of the non-management trustees and performs such other functions as the Board may direct. Ms. Rosenberg has been a trustee of the Company since our initial public offering in 1993 and brings to her role as Lead Trustee over thirty-five years of experience as an attorney and board member of public companies in an array of businesses.

        Executive Sessions.    Pursuant to the Company's revised Guidelines on Governance, the non-management trustees meet in separate executive sessions at least three times a year and as otherwise determined by the Lead Trustee. The Lead Trustee may invite the Chairman or others, as she deems appropriate, to attend a portion of these sessions.

        Contacting the Board or our Lead Trustee.    The Board welcomes your questions and comments. If you would like to communicate directly with our Board or our Lead Trustee, or if you have a concern related to the Company's business ethics or conduct, financial statements, accounting practices or internal controls, then you may submit your correspondence to our General Counsel and Secretary, Equity Residential, Two North Riverside Plaza, Chicago, IL 60606. All communications will be forwarded to our Lead Trustee.

        Code of Ethics and Business Conduct.    The Board has adopted a Code of Ethics and Business Conduct that applies to all trustees, officers and employees, including the Company's principal executive officer, principal financial officers and principal accounting officers. The purpose of the Code of Ethics and Business Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and trustees. If the Board amends any provisions of the Code of Ethics and Business Conduct that apply to the Company's chief executive officer or senior financial officers or grants a waiver in favor of any such persons, it will promptly publish the text of the amendment or the specifics of the waiver on its website.

        As all shareholders are aware, there has been a dramatic and continuing evolution of ideas about sound corporate governance. We intend to continue to act promptly to incorporate not only the actual requirements of rules adopted but additional voluntary measures we deem appropriate. Charters for the Audit, Compensation, Nominating and Corporate Governance Committees and the Company's Guidelines on Governance and Code of Ethics and Business Conduct may be viewed on the Company's website at www.equityapartments.com under the Investor Relations section. In addition, the Company will mail copies of the Committee Charters and the Guidelines on Governance to shareholders upon their written request.

Meetings and Committees of the Board of Trustees

        Meetings.    During 2003, the Board held eight meetings, with average attendance of 85%. None of the trustees attended fewer than 80% of the meetings of the Board and committees on which he or she served. The Board has standing Executive, Audit, Compensation, Nominating and Corporate Governance Committees, which are described below. As the Company has not historically scheduled one of its quarterly in-person Board meetings on the date of the Annual Shareholders' Meeting, it has not previously had a policy of requiring Board attendance at the annual meeting. One Board member attended the 2003 Annual Shareholders Meeting. The Company plans to schedule an in-person Board meeting to coincide with its Annual Shareholders Meeting in forthcoming years to facilitate the trustees' attendance at the Annual Shareholders Meeting.

        Executive Committee.    The current members of the Executive Committee are Samuel Zell (Chair), Bruce W. Duncan, Stephen O. Evans and Boone A. Knox. During 2003, the Executive Committee was

comprised of Mr. Zell (Chair), and Messrs. Duncan, Alexander and Knox. The Executive Committee has the authority within certain parameters to approve proposals to acquire, develop, dispose of and finance investments for the Company. The Executive Committee held seven meetings in 2003, with attendance of 100%.

        Audit Committee.    The current members of the Audit Committee are B. Joseph White (Chair), John W. Alexander, Boone A. Knox, James D. Harper, Jr., and Charles L. Atwood. Sheli Rosenberg was also a member of the Audit Committee during 2003 until she resigned from the Audit Committee on July 31, 2003 to focus on her role as Lead Trustee. The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of NYSE listing standards. In addition, the Board has determined that Mr. Atwood qualifies as an "audit committee financial expert" as defined in SEC rules. The Audit Committee's responsibilities include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditors' qualifications, performance and independence, and the performance of the Company's internal audit function. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditors, who report directly to the Committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services they may provide to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and approves all related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company's independent auditors and the Company's primary internal audit executive. During 2003, no member of the Audit Committee served on more than two other public company audit committees. The Audit Committee held eight meetings in 2003, with average attendance of 92%.

        Compensation Committee.    The members of the Compensation Committee during 2003 and as of the date hereof are John W. Alexander (Chair), Sheli Z. Rosenberg and James D. Harper, Jr. The Compensation Committee is comprised entirely of independent trustees. The Compensation Committee's responsibilities include establishing the Company's general compensation philosophy, overseeing the Company's compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO's compensation level based on such evaluation, evaluating the performance of the other executive officers before approving their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies respecting such matters for employees of the Company and overseeing the Company's executive succession and management development plans. The Compensation Committee held eight meetings in 2003, with average attendance of 96%.

        Corporate Governance Committee.    The current members of the Corporate Governance Committee are Stephen O. Evans (Chair), Desiree G. Rogers and B. Joseph White. The Corporate Governance Committee is comprised entirely of independent trustees. During 2003, the Corporate Governance Committee was comprised of Stephen O. Evans (Chair), Sheli Z. Rosenberg, Boone A. Knox and B. Joseph White. The Corporate Governance Committee's duties include making recommendations concerning the organization and effectiveness of the Board, including committee assignments, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and making recommendations to the Board regarding the Company's governance policies and practices, including its Guidelines on Governance and Code of

Ethics. The Corporate Governance Committee held three meetings in 2003, with average attendance of 92%.

        Nominating Committee.    The current members of the Nominating Committee, formed as of January 27, 2004, are Sheli Z. Rosenberg (Chair), John W. Alexander and Charles L. Atwood. The Nominating Committee is comprised entirely of independent trustees. The Nominating Committee's duties include maintaining criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size and composition of the Board. The Nominating Committee will also consider nominees for trustee suggested by shareholders in written submissions to the Company's Secretary.

Trustee Nomination Procedures

        Trustee Qualifications.    The Company's Guidelines on Governance set forth the Board's policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within NYSE listing standards. Each trustee must have a significant investment as a shareholder of the Company and generally may not serve as a member of more than six other public company boards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. In addition, trustees must be committed to devoting the time and effort necessary to be responsible and productive members of the Board. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

        Identifying and Evaluating Nominees.    The Nominating Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Nominating Committee may consider those factors it deems appropriate in evaluating trustee candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee. In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate's credentials and, other than the eligibility requirements set forth in the Guidelines on Governance, does not have any specific minimum qualifications that must be met by a nominee. The Nominating Committee considers candidates for the Board from any reasonable source, including current Board members, shareholders, professional search firms or other persons. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

        Shareholder Nominees.    The Company's Bylaws permit shareholders to nominate trustees for consideration at an annual meeting of shareholders. The Nominating Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances. Such nominations may be made by a shareholder entitled to vote who delivers written notice along with the additional information and materials required by the Bylaws to the Secretary of the Company not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the mailing date of the notice of the preceding year's annual meeting. For the Company's annual meeting in the year 2005, the Secretary must receive this notice after the close of business on December 15, 2004, and prior to the close of business on January 15, 2005. You can obtain a copy of the full text of the Bylaw provision by writing to the Secretary of Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606.

        Any shareholder nominations proposed for consideration by the Nominating Committee should include the nominee's name and sufficient biographical information to demonstrate that the nominee meets the qualification requirements for Board service as set forth under "Trustee Qualifications." The nominee's written consent to the nomination should also be included with the nomination submission, which should be addressed to: Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, IL 60606, Attn: General Counsel and Secretary.

Compensation of Trustees

        To link trustee compensation to performance and to more effectively align the Board's interests with the interests of the shareholders, the Board believes that over 50% of the trustees' base annual fee (excluding committee or other Board service fees) should be payable in some form of Company equity. Each of the Company's Trustees, excluding the Company's Chairman, Mr. Zell, and the employee trustees, Mr. Duncan and Mr. Spector, is entitled to receive an annual cash fee of $45,000 for serving on the Board. In addition, trustees who serve on the Audit, Compensation, Nominating, Corporate Governance or Executive Committee receive an additional $4,000 per year for each committee on which they serve. The chair of the Audit Committee receives an additional $11,000 per year and the chairs of the Compensation, Nominating and Corporate Governance Committees each receive an additional $6,000 per year. Mr. Zell does not receive a fee for acting as Chair of the Executive Committee. The Lead Trustee receives an additional annual fee of $10,000 for such service. The Company also reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company. As of January 1, 2003, the Company's Chairman, Mr. Zell, and the employee trustees no longer receive any annual trustee's fee or long-term incentive grant for their service on the Board. Mr. Zell does receive restricted shares and options for his sevices as Chairman as described in "Employment Contracts and Change in Control Arrangements" below.

        Each trustee of the Company, excluding the Company's Chairman, Mr. Zell, and the employee trustees, Mr. Duncan and Mr. Spector, is entitled to receive an annual long-term incentive grant of $50,000 of options and restricted shares. This grant will be allocated between options and restricted shares in the same ratio and utilizing the same valuation criteria as approved by the Board for the annual long-term incentive grants to the Company's executive officers. The 2003 and 2004 grants were allocated 25% to options and 75% to restricted shares. The options granted vest in approximately equal installments of six months, one year and two years from the date of grant. The restricted shares vest in full on the third anniversary of the grant date. Distributions are paid on these restricted shares at the same rate as on unrestricted common shares.

        Trustees who are first appointed or elected to the Board after the beginning of a fiscal year receive prorated cash fees and long-term incentive grants for their first year of service.

        Because the Company's financial results were impacted during 2002, the trustees voluntarily agreed to reduce their base annual trustee compensation by approximately ten percent during 2003. Accordingly, each non-employee trustee's annual fee for 2003 was reduced from $45,000 to $40,000, and the annual long-term incentive grant of $50,000 was reduced to $45,000.

        For trustees retiring from the Board or completing a scheduled term on the Board without re-nomination, vesting of all outstanding options and restricted shares granted as compensation for serving as a trustee is accelerated, and options may be exercised through the expiration of the exercise period (i.e., ten years from the grant date). Options and restricted share awards issued to Mr. Zell as Chairman are subject to the same vesting restriction upon retirement as other employees of the Company.

        The Company has an optional deferred compensation plan in which trustees may participate. The trustees may defer receipt of any percentage of their annual cash compensation, which amount is then deposited in a Supplemental Executive Retirement Savings Plan (the "SERP") on a tax-deferred basis. These deferred funds (as well as any cash trustee fees which are not deferred) may be used to purchase common shares under the Company's Employee Share Purchase Plan (the "ESPP") at the applicable discounted purchase price under the plan. Each trustee is immediately 100% vested in his or her purchased ESPP shares held in the SERP and is allowed to begin withdrawals over a one to ten year period following termination of his or her trusteeship. The majority of the trustees participate in the SERP and defer the taxation of all cash trustee fees. The trustees may also elect to defer receipt of their restricted shares to the SERP prior to the vesting of the shares. Non-employee trustees do not participate in the Company's profit sharing plan or receive any matching contributions on any fees or restricted shares so deferred.

Share Ownership Guidelines for Trustees

        Since a significant ownership stake leads to a stronger alignment of interests between the Board and shareholders, all trustees are expected to own, within three years of joining the Board, at least $250,000 in Company shares or the equivalent (for example, limited partnership interests ("OP Units") in ERP Operating Limited Partnership (the "Operating Partnership"), of which the Company is the general partner). We recognize, of course, many trustees will have much larger ownership stakes in the Company, and view this as desirable.

Biographical Information

        Set forth below are biographies of each of the executive officers as of April 1, 2004. Biographies of the trustees are set forth below in Proposal 1.

Executive Officers

        Bruce W. Duncan, Chief Executive Officer, President and a Trustee of the Company. See biographical information in Proposal 1.

        Gerald A. Spector, Chief Operating Officer, Executive Vice President and a Trustee of the Company. See biographical information in Proposal 1.

        David J. Neithercut, 48, has been Executive Vice President—Corporate Strategy since January 1, 2004, and Executive Vice President and Chief Financial Officer of the Company since February 1995.

        J. Donald Couvillion, 49, has been Executive Vice President—Development since December 2001. From December 1997 to November 2001, he was Senior Vice President—Development of the Company. Mr. Couvillion will leave the employ of the Company on or about May 1, 2004, depending upon the Company's transitional needs.

        Alan W. George, 46, has been Executive Vice President—Chief Investment Officer of the Company since January 2002. Mr. George was Executive Vice President-Acquisitions/Dispositions from February 1997 to January 2002.

        Edward J. Geraghty, 54, has been Executive Vice President of the Company since March 1998 and President—Eastern Division since April 1999.

        Michael J. McHugh, 48, has been Executive Vice President of the Company since January 1998 and Chief Accounting Officer and Treasurer of the Company since February 1995.

        Gregory H. Smith, 52, has been Executive Vice President—Portfolio Investment since January 1, 2004, and an Executive Vice President since December 1994. Mr. Smith was also President—Central Division from April 1999 to December 2003.

        Bruce C. Strohm, 49, has been Executive Vice President and General Counsel of the Company since March 1995 and Secretary of the Company since November 1995.

        Mark N. Tennison, 43, has been Executive Vice President—Development of the Company since March 2004. Mr. Tennison served as Senior Vice President and Chief Operating Officer of Pritzker Residential from 1997 through 2003.

        Frederick C. Tuomi, 49, has been Executive Vice President of the Company since January 1994 and President—Western Division since April 1999.

PROPOSAL 1

ELECTION OF TRUSTEES

Independence of Trustees

        Pursuant to the Company's Governance Guidelines, which require that a majority of our trustees be independent within the meaning of NYSE corporate governance standards, the Board undertook a review of the independence of trustees nominated for election at the upcoming annual meeting. During this review, the Board considered transactions and relationships during the prior year between each trustee or any member of his or her immediate family and the Company, including those reported under "Certain Relationships and Related Transactions" below. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the trustee is independent.

        As a result of this review, the Board affirmatively determined that all the trustees nominated for election at the Annual Meeting are independent of the Company and its management with the exception of its Chairman, Mr. Zell, and its two employee trustees, Mr. Duncan and Mr. Spector.

General Information about the Nominees

        Our Declaration of Trust currently provides for the annual election of all trustees. In furtherance of the Board's goal of reducing the overall size of the Board and increasing its number of independent trustees, the Corporate Governance Committee in its role as predecessor to the Nominating Committee through January 27, 2004 decided, with the approval of the Board, not to recommend the nomination of Mr. Thompson for a new term as trustee. In addition, since the date of the 2003 Annual Meeting of Shareholders, the Corporate Governance Committee directed a search for two additional independent trustees to further the Company's objectives of increasing diversity as well as its overall percentage of independent trustees. These efforts resulted in Mr. Charles L. Atwood and Ms. Desiree G. Rogers joining the Board. Both Mr. Atwood and Ms. Rogers are nominees for election by the shareholders at the Annual Meeting.

        We generally use a third-party search firm to assist in identifying potential board candidates and in assessing and evaluating candidates and retained such a firm to assist us with recruiting two new independent trustees in 2003. The search firm identified Mr. Atwood and Ms. Rogers, among others, as potential candidates for Board membership and assisted us in the review, assessment and evaluation of their qualifications. As is our practice, each candidate met with members of the Corporate Governance Committee, other Board members and members of our management team. The entire Board then conducted a final consideration of each candidate that received the Corporate Governance Committee's recommendation for nomination.

        All the nominees are presently trustees and each has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information

        Set forth below are biographies as of April 1, 2004, of the retiring trustee and each of the trustee nominees.

Incumbent Trustee Retiring upon the Expiration of his Term in 2004

        Michael N. Thompson, 55, has been a Trustee of the Company since October 19, 1998, the date of the merger of Merry Land & Investment Company, Inc. ("Merry Land"), a public multifamily property company, into the Company (the "Merry Land Merger"). Mr. Thompson has been a principal of Merry Land Properties, L.L.C., a private entity performing development activities in the Southeast, since May 2003. Mr. Thompson had been President, Chief Operating Officer and a director of Merry Land Properties, Inc. ("MRYP"), a publicly traded diversified real estate company, from its formation as part of the Merry Land Merger until May 2003. Mr. Thompson served as Executive Vice President and Chief Operating Officer of Merry Land from December 1996 until the Merry Land Merger.

Incumbent Trustees being Nominated for Re-Election

        John W. Alexander, 56, has been a Trustee of the Company since May 1993 and is the President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies. He is also a partner of Meringoff Equities, a real estate investment and development company, and is a member of the International Council of Shopping Centers and the Urban Land Institute.

        Charles L. Atwood, 55, has been a Trustee of the Company since July 2003. Mr. Atwood is Senior Vice President and Chief Financial Officer of Harrah's Entertainment, Inc. ("Harrah's"), a public owner and operator of gaming facilities. Mr. Atwood has been with Harrah's and its predecessor companies since 1979. He received an M.B.A. in finance from Tulane University and is a member of the American Institute of Certified Public Accountants.

        Bruce W. Duncan, 52, has been President and a Trustee of the Company since March 2002 and Chief Executive Officer since January 2003. He was a private investor from April 2000 until joining the Company. Mr. Duncan served as Chairman, President and Chief Executive Officer of The Cadillac Fairview Corporation Limited, a real estate operating company, from December 1995 until its sale in March 2000. Mr. Duncan is a director of The Rouse Company, a public real estate management and development company, with an emphasis on retail centers, a director of Starwood Hotels & Resorts

Worldwide, Inc. ("Starwood") and a trustee of Starwood Hotels & Resorts, a real estate investment trust and a subsidiary of Starwood. In addition, Mr. Duncan is on the Executive Committee of the National Multi-Housing Council and the Executive Committee of NAREIT Board of Governors, a member of the Urban Land Institute, and a past trustee of the International Council of Shopping Centers.

        Stephen O. Evans, 59, has been a Trustee of the Company since December 23, 1997, the date of the merger of Evans Withycombe Residential, Inc. ("Evans"), a public multifamily property company founded by Mr. Evans, into the Company (the "Evans Merger"). Mr. Evans is President of Evans Realty Associates, a real estate investment company and serves as a director of Biltmore Bank of Arizona. Mr. Evans also served as an Executive Vice President of Equity Residential from December 1997 to December 1999 and as the Chairman of the Board and Chief Executive Officer of Evans from its formation in May 1994 until the Evans Merger. Mr. Evans is a member of Lambda Alpha, a national land economics fraternity, and the Urban Land Institute.

        James D. Harper, Jr., 70, has been a Trustee of the Company since May 1993. Mr. Harper is the President of JDH Realty Co., a real estate development and investment company, and is the principal partner in AH Development, S.E., a special limited partnership formed to develop over 400 acres of land in Puerto Rico. He is a trustee of Equity Office Properties Trust ("EOP"), a public office building company.

        Boone A. Knox, 67, has been a Trustee of the Company since October 19, 1998, the date of the Merry Land Merger. Mr. Knox had been a director of MRYP from its formation as part of the Merry Land Merger through February 2001. Mr. Knox had been Chairman of the Board of Directors of Merry Land from December 1996 until the Merry Land Merger. Mr. Knox has served as Chairman of the Board of Directors of Regions Bank, Central Georgia since January 1997, and is a director of Cousins Properties, Incorporated, a public retail and office building company.

        Desiree G. Rogers, 44, has been a Trustee of the Company since October 2003. Ms. Rogers joined Peoples Energy Corporation in 1977 and currently serves as Senior Vice President of Peoples Energy Corporation, a publicly diversified energy company. She received a M.B.A from Harvard Business School.

        Sheli Z. Rosenberg, 62 has been a Trustee of the Company since March 1993, and Lead Trustee since 2002. Ms. Rosenberg was Vice Chairman of Equity Group Investments, L.L.C. ("EGI LLC"), an investment company, from January 1, 2000 to March 2003, at which time she retired, and Chief Executive Officer and President of EGI LLC from January 1, 1999 to January 1, 2000. Ms. Rosenberg is a trustee of EOP and is a director of Manufactured Home Communities, Inc. ("MHC"), a public manufactured home community company, Ventas, Inc., a public real estate company focusing on the ownership and acquisition of health care properties, CVS Corporation, a drugstore chain and Cendant Corporation, a provider of business and consumer services primarily within the real estate and travel sectors.

        Gerald A. Spector, 57, has been a Trustee and Executive Vice President of the Company since March 1993 and Chief Operating Officer of the Company since February 1995.

        B. Joseph White, 56, has been a Trustee of the Company since May 1993. Mr. White is the Wilbur K. Pierpont Collegiate Professor at the University of Michigan Business School. In 2003, he served as Managing Director of Fred Alger Management Company, an asset management firm. In 2002, he served as Interim President of the University of Michigan. From 1991 to 2001, he was dean of the University of Michigan Business School. Mr. White is a director of Kelly Services, Inc., a temporary services firm, and Kaydon Corporation, a manufacturer of precision engineered metal products.

        Samuel Zell, 62, has been Chairman of the Board of the Company since March 1993. Since January 1999, Mr. Zell has been Chairman of EGI LLC. He is also Chairman of the Board of EOP, MHC, Capital Trust, Inc., a specialized finance company, Anixter International Inc., a provider of integrated network and cabling systems, Danielson Holding Corporation, a holding company with separate subsidiaries in the insurance and marine transportation industries, and Rewards Network Inc. an administrator of loyalty-based consumer rewards programs.

Vote Required

        A plurality of the votes cast in person or by proxy at the meeting is required for the election of trustees. This means that the eleven nominees, who receive the most votes will be elected. An abstention will have no effect on the outcome of the election of trustees. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your common shares to approve the election of any substitute nominee proposed by the Board.

Board Recommendation

        The Board recommends that you vote "FOR" each of the eleven nominees for a one-year term.

PROPOSAL 2

AMENDMENT TO COMPANY'S DECLARATION OF TRUST

        The Board proposes and unanimously recommends that the shareholders approve an amendment (the "Amendment") to the Company's Declaration of Trust which would require the Board to grant a waiver with respect to the restrictions on ownership of our shares to a person who submits to the Board information satisfactory to the Board that ownership of shares in excess of the ownership limit set forth in the Company's Declaration of Trust would not jeopardize the Company's status as a real estate investment trust ("REIT")

        To maintain our qualification as a REIT for federal income tax purposes, not more than fifty percent (50%) in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in Section 542 of the Internal Revenue Code of 1986, as amended (the "Code")). To facilitate the maintenance of our REIT qualification, our Declaration of Trust generally prohibits the ownership by any shareholder of more than five percent (5%) (in value or number of shares, whichever is more restrictive) of our issued and outstanding common shares or any class or series of our preferred shares (collectively, the "Ownership Limit"). The Declaration of Trust currently provides that the Board may, in its reasonable discretion, grant waivers of the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if the Board is satisfied, based upon information provided by the person seeking the waiver, that ownership in excess of the Ownership Limit will not cause a person who is treated as an individual under the Code to be treated as owning common shares or preferred shares in excess of the Ownership Limit when applying the applicable constructive ownership rules under the Code, and will not otherwise jeopardize our status as a REIT. However, the Board in its discretion may deny such a waiver even if the Board has received information that demonstrates such person will not exceed the Ownership Limit or otherwise jeopardize our REIT status.

        If adopted, the Amendment would modify our Declaration of Trust to require, rather than permit, the Board to grant a waiver of the Ownership Limit as described above. The Amendment would continue the existing requirement that the Board receive the information, representations and agreements required by the Board in its reasonable discretion from the person seeking the waiver demonstrating such person's ownership would not jeopardize the Company's status as a REIT. The Amendment would be effected by modifying Section 7.2(g)(2) of the Declaration of Trust. The text of the proposed amendment to our Declaration of Trust, marked to show the proposed changes, is attached as Exhibit A to this Proxy Statement.

Purpose of the Amendment

        The Board is submitting this proposal to the shareholders as part of its ongoing corporate governance initiatives and in keeping with its goal of enhancing the Company's corporate governance policies to maximize management accountability to shareholders. The Ownership Limit, while necessary to protect the status of the Company as REIT, may by its nature be deemed an "anti-takeover" device. The Board believes that changing the granting of certain waivers of the Ownership Limit from a matter in the discretion of the Board to a mandatory approval when the conditions specified in the Declaration of Trust are met in the reasonable discretion of the Board will reduce the ability of the Board to use the Ownership Limit as an anti-takeover device, thereby making the Board more accountable to shareholders.

Vote Required

        The affirmative vote of holders of at least two-thirds of all the outstanding common shares is necessary to approve the proposed Amendment. For purposes of the vote on this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.

Board Recommendation

        The Board unanimously recommends that you vote "FOR" the amendment to the Company's Declaration of Trust.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        Although shareholder action on this matter is not required, the Board believes it is good corporate practice to seek shareholder ratification. The Board proposes and unanimously recommends that the shareholders ratify the Company's selection of Ernst & Young as the Company's independent auditors for the fiscal year ending December 31, 2004. The Audit Committee has pre-approved Ernst & Young's review of its 2004 quarterly financial statement and SEC filings. The Audit Committee currently intends to engage Ernst & Young to audit its 2004 annual financial statements. If the selection of Ernst & Young is not ratified, the Audit Committee anticipates that it will nevertheless engage Ernst & Young as auditors for the 2004 calendar year, but will consider whether it should select other auditors for the 2005 calendar year.

        Representatives of Ernst & Young, who has served as our independent auditors since 1996, are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

        Fees billed to the Company by Ernst & Young for the years ended December 31, 2003 and 2002 were as follows:

	2003	2002
Audit fees(1)	$827,800	$787,150
Audit-related fees(2)	269,600	263,800
Tax compliance/preparation fees(3)	563,900	550,300
Tax consulting fees(4)	93,141	75,122
All other fees(5)	14,750	18,304

Total fees	$1,769,191	$1,694,676

(1)
Audit fees are incurred for the review and audit of the Company's and the Operating Partnership's annual financial statements included in their respective Annual Reports on Form 10-K, the review of the Company's and Operating Partnership's interim financial statements included in their Quarterly Reports on Form 10-Q, and for comfort and consent letters related to SEC registration statements and public offerings of registered securities.

(2)
Fees for audit-related services include consultations regarding the Company's internal control documentation, lender required partnership audits and legally required employee benefit plan audits.

(3)
Tax compliance/preparation fees are incurred for the preparation of tax returns for the Company, the Operating Partnership and numerous subsidiaries, claims for refunds and tax payment compliance.

(4)
Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, financings and taxable REIT subsidiaries.

(5)
All other fees relate to real estate tax appeal consulting services.

Pre-Approval Policies

        The Company's Audit Committee, pursuant to its exclusive authority, has reviewed and approved the Company's engagement of Ernst & Young as its independent auditors, and the incurrence of all of the fees described above, for 2003 and 2002 and has selected Ernst & Young as independent auditor for 2004, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has also adopted Pre-Approval Policies for all other services Ernst & Young may perform for the Company in 2004. The Pre-Approval Policies detail with specificity the services that are authorized within each of the above-described categories of services and provide for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policies for 2004 will require the further advance review and approval of the Audit Committee. The Audit Committee has delegated the authority to grant any such additional required approval to its Chairman between meetings of the Committee, provided that the Chairman report the details of the exercise of any such delegated authority at the next meeting of the Audit Committee.

Vote Required

        The affirmative vote of holders of a plurality of the votes cast is necessary to ratify the selection of Ernst & Young. An abstention will have no effect on the outcome of the vote.

Board Recommendation

        The Board recommends that you vote "FOR" the Ratification of the Selection of Ernst & Young as the Company's Independent Auditors.

COMMON SHARE AND OP UNIT OWNERSHIP OF
TRUSTEES AND EXECUTIVE OFFICERS

        The following table sets forth information as of March 1, 2004, concerning the beneficial ownership of the Company's common shares and OP units by each trustee, its five most highly compensated executive officers at year end, and the trustees and all executive officers as a group.

Name	Number of Common Shares/OP Units(1)		Options Exercisable Within 60 Days	Percentage of All Common Shares(1)	Percentage of All Common Shares and OP Units
Samuel Zell	6,800,094	(2)	2,243,708	3.16%	2.99%
Bruce W. Duncan	168,474	(3)	87,847	*	*
John W. Alexander	63,409		75,786	*	*
Charles L. Atwood	3,355		1,809	*	*
Stephen O. Evans	1,295,209	(4)	22,283	*	*
James D. Harper, Jr.	33,310		88,951	*	*
Boone A. Knox	3,389,235	(5)	38,948	1.23%	1.14%
Desiree G. Rogers	2,159		1,234	*	*
Sheli Z. Rosenberg	291,065	(6)	326,432	*	*
Gerald A. Spector	791,741	(7)	845,858	*	*
Michael N. Thompson	214,376	(8)	38,948	*	*
B. Joseph White	29,232		70,948	*	*
Alan W. George	144,670		326,355	*	*
David J. Neithercut	212,027	(9)	667,537	*	*
Frederick C. Tuomi	146,707		407,327	*	*
Trustees and Executive Officers as a Group (20 persons)	14,224,728		6,114,195	6.99%	6.64%

*
Less than 1%.

(1)
The number of common shares/OP Units beneficially owned is based on SEC regulations regarding the beneficial ownership of securities. On March 31, 2004, a total of 278,780,409 common shares, including both vested and unvested restricted share awards, and 21,657,139 limited partners' OP units were outstanding. OP Units are exchangeable on a one-for-one basis into common shares. Percentage ownership amounts are calculated by treating the holders' options and, for percentage ownership of common shares of the Company, OP Units, as outstanding common shares. Except as otherwise noted, the persons named in the table have sole voting and investment power over the shares listed.

(2)
Includes 4,863,502 OP Units. Mr. Zell does not have a pecuniary interest in 600 common shares reported above held by the Helen Zell Revocable Trust ("HZRT"), the trustee of which is Helen Zell, Mr. Zell's spouse. Mr. Zell also does not have a pecuniary interest in 60,000 common shares held by the Zell Family Foundation, of which Mr. Zell is a director. The number in the table includes 1,206,968 common shares and 4,462,828 OP Units in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power. 1,206,968 common shares and 3,388,316 OP Units are indirectly held by trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust Company, L.L.C. ("Chai Trust"). Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power over such common shares or OP Units. Additionally, 1,074,512 OP Units are held by EGIL Investments, Inc. Under a shareholders' agreement dated December 31, 1999, trusts established for the benefit of the family of Ann and Robert Lurie have the power to vote and to dispose of the common shares and OP Units beneficially owned by EGIL Investments, Inc. Mr. Zell disclaims beneficial ownership of such 1,206,968 common shares and 4,462,828 OP Units except to the extent of his pecuniary interest therein.

(3)
Includes 44,794 OP Units.

(4)
Includes 100,000 common shares and 35,550 OP Units beneficially owned by The Evans Family Limited Liability Company, of which Mr. Evans serves as the manager. Also includes four OP Units beneficially owned by The Evans Family Revocable Trust, of which Mr. Evans serves as the trustee. As such, Mr. Evans may be deemed the beneficial owner of all the foregoing common shares and OP Units. Also includes 1,133,224 OP Units beneficially owned by limited partnerships (collectively, the "EW LPs"), of which Mr. Evans serves as a general partner and has a 50% ownership interest. As such, Mr. Evans may be deemed the beneficial owner of approximately 50% of the common shares and OP Units beneficially owned by the EW LPs. Mr. Evans disclaims beneficial ownership of the other 50% interest in such common shares and OP Units, which are beneficially owned by other persons.

(5)
Includes 2,347,898 common shares beneficially owned by Knox, Ltd., of which Mr. Knox is the general partner, and includes 6,774 common shares beneficially owned by BT Investments, of which Mr. Knox is the managing partner. Mr. Knox disclaims beneficial ownership of the common shares owned by Knox, Ltd. and BT Investments, except to the extent of his pecuniary interest in 230,232 common shares. Also includes 6,228 common shares beneficially owned by Mr. Knox's spouse and 848 common shares beneficially owned by Mr. Knox, not individually, but as custodian for his niece and nephew, as to all of which Mr. Knox disclaims beneficial ownership. Also includes 359,678 common shares beneficially owned by the Knox Foundation, of which Mr. Knox is the trustee. Mr. Knox disclaims beneficial ownership of the common shares owned by the Knox Foundation. Also includes 335,892 common shares beneficially owned by Folkstone Limited Partnership ("FLP"), of which Mr. Knox is a general partner. Mr. Knox disclaims beneficial ownership of the common shares owned by FLP, except to the extent of his pecuniary interest therein. Also includes 144,298 common shares, over which Mr. Knox has investment authority, beneficially owned by his sister-in-law. Mr. Knox disclaims beneficial ownership of these common shares.

(6)
Includes 59,342 common shares beneficially owned by Ms. Rosenberg's spouse, as to which Ms. Rosenberg disclaims beneficial ownership. Also includes 3,056 OP Units.

(7)
Includes 239,919 common shares beneficially owned by Mr. Spector's spouse, and 6,328 common shares beneficially owned by Mr. Spector as custodian for his minor children, as to all of which Mr. Spector disclaims beneficial ownership. Also includes 218 OP Units.

(8)
Includes 173,290 common shares beneficially owned by Deep South Investments, Ltd., of which Mr. Thompson is general partner. Mr. Thompson disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.

(9)
Includes 9,974 common shares beneficially owned by Benemi Partners, L.P., of which Mr. Neithercut is general partner.

SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

        This table sets forth information with respect to persons who are known to own more than 5% of the Company's 277,643,885 outstanding common shares as of December 31, 2003.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares
Dodge & Cox(1) One Sansome Street, 35th Floor San Francisco, CA 94104	19,564,050	7.0%
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	17,272,617	6.2%
Capital Research and Management Company(3) 333 South Hope Street Los Angeles, CA 90071	14,662,400	5.3%

(1)
Dodge & Cox's Schedule 13G filed on February 17, 2004, states that as of December 31, 2003, it has sole power to vote 18,426,350 common shares, has shared power to vote 202,000 common shares and has the sole power to dispose of 19,564,050 common shares.

(2)
FMR Corp.'s Schedule 13G filed on February 17, 2004, states that as of December 31, 2003, it has sole power to vote 995,585 common shares and has the sole power to dispose of 17,272,617 common shares. Of these shares, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is reported as the beneficial owner of 16,201,832 common shares (or 5.8%) as a result of its acting as an investment advisor to various Fidelity funds, and Edward C. Johnson 3d, FMR Corp.'s Chairman, and FMR Corp., through its control of Fidelity Management & Research Company, each is reported as having sole power to dispose of the 16,201,832 shares owned by the Fidelity funds, but no power to vote the shares. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,033,085 common shares (or 0.4%) as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole power to dispose of 1,033,085 of these shares and sole power to vote 957,685 of such shares. Mr. Johnson 3d owns 12% of the outstanding voting stock of FMR Corp. and Abigail P. Johnson, a director, owns 24.5% of the outstanding voting stock of FMR Corp.

(3)
Capital Research and Management Company's Schedule 13G filed on February 10, 2004, states that as of December 31, 2003, it has sole power to dispose of 14,662,400 common shares as a result of acting as investment advisor to various investment companies.

EXECUTIVE COMPENSATION

        The following tables show the compensation for Bruce W. Duncan, the Chief Executive Officer and President, and the other four most highly compensated executive officers of Equity Residential.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary(1)		Cash Bonus(1)		Restricted Share Awards(3)	Number of Options Granted(4)	Long-Term Incentive Payouts(5)	All Other Compensation(6)
Bruce W. Duncan Chief Executive Officer & President	2003 2002 2001	$750,000 388,309 —	(2)	$760,000 550,000 —	(2)	$839,416 262,907 —	168,820 45,361 —	$0 0 —	$0 0 —
Gerald A. Spector Executive Vice President & Chief Operating Officer	2003 2002 2001	$550,000 550,000 550,000		$500,000 200,000 500,000		$2,043,580 1,960,974 1,594,588	228,947 170,444 364,742	$738,580 1,022,040 716,199	$8,000 10,200 11,900
David J. Neithercut Executive Vice President— Corporate Strategy and Chief Investment Officer	2003 2002 2001	$350,000 350,000 350,000		$400,000 300,000 375,000		$785,472 869,007 674,299	100,987 79,965 132,704	$209,839 428,400 429,740	$8,000 20,200 65,900
Alan W. George Executive Vice President & Chief Investment Officer	2003 2002 2001	$350,000 350,000 350,000		$275,000 250,000 325,000		$616,458 731,852 640,953	71,711 66,176 123,030	$207,726 367,200 480,271	$8,000 20,200 65,900
Frederick C. Tuomi Executive Vice President & President—Western Division	2003 2002 2001	$350,000 350,000 350,000		$275,000 250,000 325,000		$532,264 668,542 664,377	69,079 54,687 147,536	$138,508 367,200 480,271	$8,000 20,200 65,900

(1)
Includes any compensation deferred under the Company's deferred compensation plan. Cash bonuses are reported in the year earned, even if paid in a subsequent year.

(2)
Mr. Duncan's 2002 salary of $388,309 represents time worked from April 8, 2002, his first day of employment, through December 31, 2002. His annualized base salary for 2002 was $550,000. Mr. Duncan voluntarily reduced his 2002 bonus from $750,000 to $550,000, with $100,000 of the reduction used to fund employee recognition cash grants. Mr. Duncan also voluntary reduced his 2003 bonus by $100,000, to be used to fund employee recognition cash grants.

(3)
The dollar amount shown equals the number of restricted shares granted in each year on account of the prior year's service, multiplied by the fair market value of the common shares on the grant date. These shares vest upon completion of three years of continuous employment following the grant date, with the exception of restricted shares issued in connection with the termination of the 2000 performance share grants, which vest in equal installments over three years. The valuations do not take into account the diminution in value attributable to the restrictions applicable to the common shares. Distributions are paid on restricted shares at the same rate as on unrestricted common shares. The total number of restricted common shares awarded to each named executive officer in 2003, 2002, and 2001, respectively, were: Mr. Duncan 35,644, 9,072 and 0; Mr. Spector 85,462, 71,663, and 60,262; Mr.

  Neithercut 32,980, 31,743, and 25,626; Mr. George 25,807, 26,736, and 24,350; and Mr. Tuomi 22,355, 24,438, and 25,252.

  The number and value ($29.51 per share) of the restricted share holdings of each named executive officer at December 31, 2003 were as follows:

Name	Number of Restricted Common Shares	Value at December 31, 2003
Bruce W. Duncan	44,716	$1,319,569
Gerald A. Spector	175,959	5,192,550
David J. Neithercut	72,557	2,141,157
Alan W. George	59,568	1,757,852
Frederick C. Tuomi	54,720	1,614,787

(4)
Shares underlying options are reported in the year granted.

(5)
The dollar amount shown reflects the fair market value of vested shares issued in each year, multiplied by the fair market value of the common shares on the grant date. These vested shares represent shares issued under the Company's performance share grants, as further described in "Long-Term Incentive Plan Awards" below, based on the Company's financial performance during the three calendar years following the date of grant. Fifty percent of the shares were vested upon issuance with the balance issued as restricted shares vesting equally over two years from the grant date. These restricted shares are reflected in the Restricted Share Awards column. The total number of vested shares awarded to each named executive for 2003, 2002 and 2001, respectively, were Mr. Duncan 0, 0, and 0; Mr. Spector 30,048, 37,575, and 27,922; Mr. Neithercut 8,537, 15,750, and 16,754; Mr. George 8,451, 13,500, and 18,724; and Mr. Tuomi 5,635, 13,500, and 18,724.

(6)
Principally includes employer matching and profit-sharing contributions to the Company's 401(k) Plan. This column also reflects the dollar value of premiums paid for the purchase of split-dollar life insurance policies for the following executives: Mr. Neithercut: 2003-$-0-, 2002-$10,000 and 2001-$54,000; Mr. George: 2003-$-0-, 2002-$10,000, and 2001-$54,000; and Mr. Tuomi: 2003-$-0-, 2002-$10,000, and 2001-$54,000. While the executive is the owner of such policy, upon the executive's death, the Company will receive from the death benefits all premiums paid by it on the executive's behalf, plus 10% interest per annum on such premium payments for up to the first 10 years of such payments (collectively, "Company Premiums"), and the executive's beneficiary will receive the balance of the death benefits. In addition, the executive is entitled to 50% of the cash surrender value of the policy at age 62, and 50% at age 65. Upon termination of employment prior to age 62, the executive must borrow against the policy or partially surrender the policy in an amount sufficient to repay the Company Premiums to the Company. The Company ceased making payment of premiums on these policies in 2003.

OPTION GRANTS IN 2003

Name	Number of Options Granted(1)	% of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date	Grant Date Present Value(2)
Bruce W. Duncan	168,820	6.97%	$23.55	2/7/2013	$320,758
Gerald A. Spector	228,947	9.45%	23.55	2/7/2013	434,999
David J. Neithercut	100,987	4.17%	23.55	2/7/2013	191,875
Alan W. George	71,711	2.96%	23.55	2/7/2013	136,251
Frederick C. Tuomi	69,079	2.85%	23.55	2/7/2013	131,250

(1)
All options are granted at the fair market value of the common shares at the grant date. Options granted have a term of not more than ten years from the grant date and vest in equal installments over three years.

(2)
The estimated present value at grant date of option grants in 2003 of $1.90 per option has been calculated using the modified Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 5 years, a volatility of 20.8%, a risk-free interest rate of 3.02% and a dividend yield of 6.46%. The real value of these options depends on the actual performance of the Company's common shares during the applicable period and on the date or dates when options are exercised. No gain to the optionee is possible without an increase in common share price, which would benefit all shareholders as well.

OPTION EXERCISES IN 2003
AND YEAR-END OPTION VALUES

			Number of Unexercised Options at Dec. 31, 2003		Value of Unexercised Options at Dec. 31, 2003(2)
	Number of Shares Acquired Upon Exercise
		Value Realized Upon Exercise(1)
Name
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce W. Duncan	0	$0	16,454	197,727	$8,721	$1,021,488
Gerald A. Spector	275,000	1,572,306	661,148	459,157	3,046,278	1,939,586
David J. Neithercut	20,000	338,750	584,652	198,532	4,796,966	849,147
Alan W. George	120,000	1,089,239	261,049	156,840	1,173,434	641,609
Frederick C. Tuomi	0	0	338,560	154,716	1,908,744	638,172

(1)
Represents the market value of a common share on the exercise date less the exercise price of the option.

(2)
Represents the market value of a common share at December 31, 2003 ($29.51) less the exercise price of in-the-money options.

LONG-TERM INCENTIVE PLAN AWARDS

        The table set forth below identifies the target number of performance units awarded in early 2004 for services rendered during 2003. The executive officers have the opportunity to earn in common shares an amount as little as 0% to as much as 225% of the target number of performance units. The owners of performance units have no right to vote, receive dividends or transfer the units until common shares are issued in exchange for the units. The number of common shares the executive actually receives on the third anniversary of the grant date will depend on the excess, if any, by which the Company's Average Annual Return (i.e., the average of the common share dividends declared during each year as a percentage of the common share price as of the first business day of January 2004 ($29.53), and the average percentage increase in funds from operations ("FFO") for each calendar year on a per share basis over the prior year) for the three performance years exceeds the average of the 10-year Treasury Note interest rate as of the first business day in January of each performance year (the "T-Note Rate").

If the Company's Average	less							greater
Annual Return exceeds	than							than
the T-Note Rate by:	0.99%	1-1.99%	2%	3%	4%	5%	6%	7%
Then the executive will receive common shares equal to the target number of units times the following %:	0%	50%	100%	115%	135%	165%	190%	225%

        Fifty percent of the common shares to which an executive may be entitled under the performance share grants will vest, subject to the executive's continued employment with the Company, on the third anniversary of the award (which will be the date the common shares are issued); twenty-five percent will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. The common shares will also fully vest upon the executive's death, retirement at or after age 62, disability or upon a change in control of the Company.

LONG-TERM INCENTIVE PLAN AWARDS FOR 2003

Name	Number of Target Units	Performance Period
Bruce W. Duncan	15,470	1-01-2004 - 12-31-2006
Gerald A. Spector	11,750	1-01-2004 - 12-31-2006
David J. Neithercut	6,837	1-01-2004 - 12-31-2006
Alan W. George	5,213	1-01-2004 - 12-31-2006
Frederick C. Tuomi	4,615	1-01-2004 - 12-31-2006

        Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation and the Audit Committee Report presented below as well as the Performance Graph following such reports shall not be incorporated by reference into any such future filings.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board consists of the independent trustees of the Company listed below. The Committee's responsibilities, as more fully delineated in "Governance of the Company," include overseeing the Company's compensation programs and practices. The purpose of the Company's executive compensation programs is to establish and maintain a performance and achievement oriented environment so that the interests of its executives are aligned with the interests of the Company's shareholders.

        The Committee believes that the Company's overall executive compensation is competitive with the real estate industry, including public real estate companies. The Committee further notes that third-party analysts have consistently pointed to the strength of the Company's management team as a reason for their positive view of the Company and its future prospects. There are four major components of the Company's executive compensation program: short-term incentives of base salary and bonus; and long-term incentives of performance shares and restricted share and option awards. In addition, the Company has established share ownership guidelines for its senior officers. Each of these components is further discussed below.

        Base Salary.    The Company's overall salary structure is reviewed annually, using executive compensation surveys of the real estate industry in general and public real estate companies in particular, as well as other public companies of similar size to the Company, to ensure that it remains competitive. Positions are classified within the salary structure on the basis of assigned responsibilities and on an evaluation of the latest survey information available, as to appropriate compensation levels. Individual base salaries are reviewed at least annually. Salary increases are granted based on each executive's performance as well as such executive's position in the applicable salary range.

        Bonus.    Annual cash bonuses are awarded based on the executive's achievement of Company and individual performance goals and objectives. The Company's overall bonus structure is also reviewed annually, taking into account data and general trends in the real estate industry and public real estate companies in particular.

        Performance Shares.    The grant of performance shares is designed to focus the Company's executive officers eligible under this plan on achieving a high level of financial performance (i.e., common share dividends and FFO growth), and to encourage them to continue their employment with the Company. Awards are made to executive officers on an annual basis by setting a target number of common shares for each executive. The executive will be eligible to receive from 0% to 225% of the target number of common shares, based on the Company's Average Annual Return (as described above) during the three-year period following the award. The number of common shares an executive will receive will be fixed and determined and then issued to the executive on the third anniversary of the grant of the award. One-half of the shares issued will be vested immediately and one-fourth of the shares will vest on each of the first and second anniversaries of the grant date (being the fourth and fifth anniversaries of the date of the award). It is anticipated that awards will be made on an annual basis so that by the fifth year of his or her participation in the plan, each executive may have vested and unvested rights in each of the previous five awards.

        Restricted Share and Option Awards.    The Committee recognizes that the interests of shareholders are also served by giving key employees the opportunity to participate in the appreciation of the Company's common shares through the granting of options and/or share awards. The Committee believes that over an extended period of time, share performance will, to a meaningful extent, reflect executive performance and that such arrangements further reinforce management goals and incentives to achieve shareholder objectives by aligning the interests of the Company's key personnel with the interests of the Company and its shareholders. The options vest over a period of three years of continuous employment at a rate of one-third of such grant each year, thereby encouraging the retention of key employees who receive awards. The restricted shares vest in full upon completion of three years of continuous employment from the date of grant. The number of restricted shares or options awarded each executive was determined utilizing the executive compensation surveys mentioned above and an assessment of the executive officer's achieved performance goals and objectives.

        Share Ownership Guidelines for Senior Officers.    In keeping with its belief that tying the financial interests of senior officers of the Company to those of the shareholders will result in enhanced shareholder value, the Board has established ownership guidelines for the senior officers of the Company. These guidelines, enacted in 2003, provide that within three years of joining the Company, the following officers should own shares equal to the following respective multiple of their annual base salary:

        •
        Chief Executive Officer—5x

        •
        Chief Operating Officer—4x

        •
        Corporate Executive Vice Presidents—3x

        •
        Divisional Executive Vice Presidents—2x

        •
        Senior Vice Presidents—1x

        Pay-for Performance.    An important part of the Company's commitment to a results-oriented culture is recognizing and rewarding our executives and employees based on their contributions to our success. It does this through its Equity Pay-for-Performance, a performance management program, which links incentive compensation to both individual and Company results for approximately 1,600 corporate and property-level employees. The program rates each participant's achievement against financial objectives, and also non-financial objectives that support our people and customer service programs. In addition to aligning incentive pay with performance, the program is designed to make the Company's performance expectations clear to employees and to measure and reward performance consistently across organizational lines. The performance data generated by the program also forms the basis for decisions that drive the Company's career development and succession planning programs.

        In light of the Company's reduced earnings in 2003, the Committee felt it appropriate to pay out less than target compensation for the Company's employees as a group for the 2003 year. Cash bonuses on account of 2003 were paid in January 2004. Mr. Duncan received a cash bonus of $860,000 (80% of his cash bonus target of $1,080,000), which he voluntarily reduced to $760,000, with the reduction to be used for employee recognition grants, and long term incentives of $3,015,000, which was 67% of his long term incentive target. Finally, none of the Company's executive officers received a raise in base salary for 2004, other than Mr. Neithercut who received a raise due to his promotion to Executive Vice President—Corporate Strategy. This is the third year of a general salary freeze for the Company's executive officers.

        Chief Executive Officer's Compensation.    The Committee believes Mr. Duncan's total compensation package for 2003 was reasonable and competitive.

Respectfully submitted,
Compensation Committee:
John W. Alexander, Chair James D. Harper, Jr. Sheli Z. Rosenberg

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2003 with respect to the Company's common shares that may be issued under existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)(1)(2)	(b)(2)	(c)(3)
Equity compensation plans approved by shareholders	12,079,908	$24.27	25,535,066
Equity compensation plans not approved by shareholders	n/a	n/a	n/a

(1)
Amount shown includes 21,970 shares reserved for issuance upon exercise of outstanding options assumed by the Company as a result of mergers.

(2)
The amounts shown in columns (a) and (b) of the above table do not include 1,362,733 outstanding common shares (all of which are restricted and subject to vesting requirements) that were granted under the Company's Fifth Amended and Restated 1993 Share Option and Share Award Plan (the "1993 Plan") and the Company's 2002 Share Incentive Plan (the "2002 Plan") and outstanding common shares that have been purchased by employees and trustees under the Company's ESPP.

(3)
Includes 20,488,513 common shares that may be granted under the 2002 Plan, of which only 25% may be in the form of restricted shares, and 5,046,553 common shares that may be sold to employees and trustees under the ESPP.

        The aggregate number of securities available for issuance (inclusive of restricted shares previously granted and outstanding and shares underlying outstanding options) under the 2002 Plan equals 7.5% of the Company's outstanding common shares, calculated on a fully diluted basis, determined annually on the first day of each calendar year. On January 1, 2004, this amount equaled 22,736,239.

AUDIT COMMITTEE REPORT

        The Audit Committee is comprised of five members, each of whom meets the independence and financial literacy requirements of NYSE listing standards. No member of the Audit Committee is a current or former officer or employee of the Company, and no member serves on more than two other public company audit committees.

        The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2003, with the Company's independent auditors and with the Company's appropriate financial management personnel and internal auditors.

        The Audit Committee also discussed and reviewed with the Company's independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees", Statement on Auditing Standards No. 99, "Consideration of Fraud in a Financial Statement Audit", and the matters set forth in SEC Regulation S-X, as adopted to implement the Sarbanes-Oxley Act. The Audit Committee, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

        The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also determined that the provision of non-audit services by the Company's independent auditors is compatible with maintaining the auditors' independence.

        Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

Respectfully submitted,
Audit Committee:
B. Joseph White, Chair John W. Alexander Charles L. Atwood James D. Harper, Jr. Boone A. Knox

TOTAL SHAREHOLDER RETURNS

PERFORMANCE GRAPH

        The following graph compares our shareholder return (assuming reinvestment of dividends) since December 31, 1998 with the S&P 500 Index and the index of equity REITs prepared by NAREIT. The graph assumes an investment of $100 in each of the Company and the two indexes on December 31, 1998. The NAREIT equity index includes all tax-qualified equity REITs listed on the NYSE, the American Stock Exchange and the Nasdaq Stock Market.

    The points on the graph represent the following numbers:

Year Ended:

Company/ Index	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03
EQR	$100	$113	$157	$173	$158	$202
NAREIT	100	95	121	137	143	196
S & P 500	100	121	110	97	76	97

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

        Employment Contracts.    The Company entered into an Employment Agreement with Mr. Duncan in January 2003 reflecting Mr. Duncan's appointment as President and Chief Executive Officer as of January 1, 2003. The term of the agreement is four years from January 1, 2003 until December 31, 2006, with annual one-year extensions thereafter unless terminated by either party upon 90 days notice. Mr. Duncan's base annual salary is $750,000, subject to periodic increases in the Board's discretion. His target cash bonus is 144% of base salary, or $1,080,000. His target long-term incentive annual grant of options, restricted shares and performance shares is 246% of annual cash compensation (base salary plus bonus), or $4,500,000. The "target" criteria for achievement of Mr. Duncan's bonus and long-term incentive awards will be determined using the same criteria utilized by the Compensation Committee for achievement of target bonuses and long-term incentive awards for the Company's other senior executives.

        Mr. Duncan's employment agreement provides that upon his termination of employment for any reason (other than having left the Company voluntarily without good reason or as a result of termination for cause or a Change in Control (as defined below)), he would receive the following benefits:

  •
  All his options, restricted shares and performance share units would vest in full, with the performance share units vesting at the greater of the 100% level or the performance level achieved through the date of termination. He would have the balance of the 10-year option period to exercise any vested options.

  •
  He would receive a severance payment equal to two and one-half times his current base annual salary and two and one-half times the average of the prior two years' cash bonuses (or two and one-half times the 2004 target bonus if termination occurs prior to the payment of the 2004 calendar year bonus), unless his employment is terminated due to his death or disability, in which case he would receive only the proceeds payable under the Company's standard employee life insurance and disability programs.

  •
  He would receive a prorated cash bonus (based on the number of days in the calendar year worked) equal to the prior year's bonus, as well as any accrued unpaid base salary, accrued unreimbursed expenses and benefits, and his accrued unpaid bonus, if any, for the prior year.

        Upon Mr. Duncan's continuous employment with the Company through December 31, 2006, he will be deemed to have sufficient years of service for retiree eligibility under all Company incentive and benefit plans (specifically excluding Mr. Duncan's Deferred Compensation Agreement and his Retirement Benefits Agreement, which will remain in effect thereafter in accordance with their terms), including continued exercisability of share options at the most senior tier upon a termination of employment, but not less than the lesser of five years or the remaining term of the grant. Mr. Duncan also receives five weeks of vacation and a Company paid non-golf club membership and may maintain two additional for-profit directorships. The Company also has agreed to renominate Mr. Duncan for reelection to its Board as long as he is the Chief Executive Officer of the Company. In accordance with the Company's policy, Mr. Duncan has agreed to submit his resignation as trustee upon the termination of his employment with the Company for any reason.

        The Company entered into a Compensation Agreement with Mr. Zell in October 2001 (as amended in March 2003) for services provided by Mr. Zell as Chairman of the Board for the calendar years 2001, 2002 and 2003, which entitles Mr. Zell to an annual long-term incentive grant of $3,250,000 of options and restricted shares. Mr. Zell is also responsible for his own business related expenses. Subject to Mr. Zell's continuing service as the Company's Chairman, his annual long-term incentive grant of $3,250,000 shall be allocated between options and restricted shares in the same ratio as approved by the Board for the annual long-term incentive grants to the Company's executive officers, utilizing the same valuation criteria described below. For the 2003 and 2004 grants, the $3,250,000 was allocated 25% to options and 75% to restricted shares. In January 2004, Mr. Zell was granted 359,518 options at an exercise price of $29.25 per share and 83,333 restricted shares for his contribution during 2003 in his capacity as Chairman of the Board.

        The number of options granted is determined by dividing the dollar amount allocated to options by the fair market value of each option using the same valuation criteria utilized by the Company's Compensation Committee in its annual employee option grants made as of the same date. The options are granted at the fair market value of the Company's common shares at the date of grant, are granted for a period of ten years and vest over a period of three years at a rate of one third of such grant each year. The number of restricted shares granted is determined by dividing the dollar amount allocated to restricted shares by the closing price of common shares of the Company on the grant date. The restricted shares vest in full on the third anniversary of the grant date. Distributions are paid on these restricted shares at the same rate as on unrestricted common shares.

        The Company also entered into a Retirement Benefits Agreement with Mr. Zell in October 2001. The Retirement Benefits Agreement provides Mr. Zell with a cash retirements benefit after the termination of his service as Chairman of the Board. If Mr. Zell's employment as Chairman is terminated for any reason, other than by the Company for cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten year period commencing on the termination date. Should Mr. Zell be terminated for cause, he would not be entitled to any such retirement benefit.

        Deferred Compensation Agreements.    The Company has entered into Deferred Compensation Agreements with Messrs. Duncan and Spector.

        Mr. Duncan's Deferred Compensation Agreement, entered into in January 2003, provides Mr. Duncan with a salary benefit after the termination of his employment with the Company. If Mr. Duncan's employment is terminated by the Company without cause, Mr. Duncan resigns for good reason, or Mr. Duncan resigns for any reason on or after December 31, 2006, he would be entitled to annual deferred compensation for a ten-year period commencing on the termination date (or age 62 if Mr. Duncan resigns without good reason between December 31, 2006 and December 31, 2011) in an amount equal to $750,000 (increased by a CPI Index from January 2003 through the termination date), multiplied by a percentage equal to 10% for each year Mr. Duncan was employed by the Company since March 15, 2002, but not to exceed 100%. In the event Mr. Duncan's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 15%, not 10%. Should Mr. Duncan be terminated for cause or should he choose to leave voluntarily, without good reason, prior to December 31, 2006, he would not be entitled to any deferred compensation.

        Mr. Spector's Deferred Compensation Agreement, entered into in 1996, as most recently amended in January 2002, provides Mr. Spector with a salary benefit after the termination of his employment with the Company. If Mr. Spector's employment is terminated by the Company without cause, Mr. Spector resigns for good reason, or Mr. Spector resigns for any reason on or after January 1, 2009, he would be entitled to annual deferred compensation for a ten-year period commencing on the termination date in an amount equal to $550,000 (increased by a CPI Index from January 2002 through the termination date), multiplied by a percentage equal to 6.67% for each year Mr. Spector was employed by the Company since December 31, 1993, but not to exceed 100%. In the event Mr. Spector's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 10%, not 6.67%. Should Mr. Spector be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2009, he would not be entitled to any deferred compensation.

        Change in Control Agreements.    The Company has Change in Control/Severance Agreements (the "Agreements") with the persons named in the Summary Compensation Table and other key employees of the Company that become effective upon either a "Change in Control" or termination of employment within three years following the hiring of a new Chief Executive Officer. A Change in Control will generally be deemed to have occurred upon a third party's acquisition of 30% or more of the Company's common shares, whether through purchase, merger or consolidation or a sale of all or substantially all of the assets of the Company. In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the Agreements) during the three-year period following either the effective date of the Change in Control or, for all executives other than the Chief Executive Officer, the hiring of a new Chief Executive Officer, he or she will be entitled to all accrued but unpaid compensation and benefits in a lump sum cash payment consisting of the employee's base salary through the date of termination, and a severance payment equal to a multiple (ranging from 3.0 for the CEO to 2.0 for other executive officers) of the employee's annual base salary plus the average of the employee's annual bonus for the last three fiscal years. The employee is also entitled to continued medical, dental, life and disability benefits for the remainder of the applicable time period. Several of the Company's employment benefit plans also provide for enhanced employee benefits upon a "Change in Control" of the Company. In general, upon a Change in Control, all options, restricted shares and performance shares immediately vest.

        Retirement Benefits Agreements.    The Company has entered into Executive Retirement Benefits Agreements with the persons named in the Summary Compensation Table and other Executive Vice Presidents of the Company. These agreements provide that, if after reaching age 62 or older, either the executive retires from the Company or is terminated as a result of a Change in Control, the executive will be eligible to receive health and life insurance benefits for the remainder of his or her life as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as any other active employee.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

        The Compensation Committee members are John W. Alexander (Chair), James D. Harper, Jr. and Sheli Z. Rosenberg. No member of the Compensation Committee is a past or present officer or employee of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  •
  The Company's management company managed a multifamily residential community owned by an affiliate of Mr. Zell on terms equivalent to a third-party transaction. The property management fees received from such affiliate were $250,854 for 2003.

  •
  During 2003, the Company reimbursed Mr. Spector in the amount of $224,943 for the actual operating costs (excluding acquisition costs) of operating his personal aircraft for himself and other employees on Company business.

  •
  The Operating Partnership leases its corporate headquarters from an entity controlled by Mr. Zell. Amounts incurred for such office space and related office facility services in 2003 were $1,733,486.

  •
  Since the Merry Land Merger, the Operating Partnership has leased space in an office building in Augusta, Georgia indirectly owned by Mr. Thompson since May 2003 and directly owned by MRYP from 1998 to 2003. The Operating Partnership paid $168,822 in annual rent in 2003 for this space.

  •
  No executive officers are indebted to the Company as a result of Company loans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our trustees, executive officers and beneficial owners of more than 10% of the Company's outstanding common shares to file reports of ownership and changes in ownership with the SEC and to send copies of those reports to us. Based on our review of those reports and on written representations of certain of those persons that they were not required to file certain of those reports, we believe that that no such person failed to file any such report or report any transaction on a timely basis during 2003, other than a late filing reflecting a purchase of 600 common shares by Mr. Zell's spouse, in her capacity as a trustee of a trust in which Mr. Zell disclaims any beneficial interest and a late filing by a former trustee, Jeffrey Lynford, reflecting the sale of 10,000 common shares.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

        In order to be considered for inclusion in the Company's proxy statement for its 2005 Annual Meeting of Shareholders, shareholders must deliver proposals no later than December 16, 2004.

        In addition, the Company's Bylaws currently provide that in order for a shareholder to propose business for consideration at an annual meeting of shareholders, written notice generally must be delivered to the Secretary of Equity Residential not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the mailing of the notice for the preceding year's annual meeting. Accordingly, a shareholder proposal intended to be considered at the 2005 Annual Meeting generally must be received by the Secretary after the close of business on December 15, 2004, and prior to the close of business on January 15, 2005. Proposals should be mailed to the attention of the Secretary of Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606. A copy of the Bylaws may be obtained from Equity Residential's Secretary by written request to the same address.

2003 ANNUAL REPORT

        Shareholders are concurrently being furnished with a copy of Equity Residential's 2003 Annual Report and its audited financial statements at December 31, 2003. Additional copies of our Annual Report, financial statements and Form 10-K for the year ended December 31, 2003, as filed with the SEC, may be obtained without charge by contacting Equity Residential—Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606.

OTHER MATTERS

        The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

By Order of the Board of Trustees
Bruce C. Strohm, Executive Vice President, General Counsel and Secretary
Chicago, Illinois April 15, 2004

EXHIBIT A

AMENDMENT TO DECLARATION OF TRUST
(underlined text will be added and marked text will be deleted)

Section 7.2(g)(2) of the Equity Residential Declaration of Trust

        (2)   In addition to exceptions permitted under subparagraph (1) above, the Board~~, in its reasonable discretion, may~~ shall except a Person from the Ownership Limit if: (i) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Shares in excess of the Ownership Limit by reason of the Excepted Holder's ownership of Shares in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (2); (iii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that clause (2) of subparagraph (1)(B) of Section 7.2(a) will not be violated by reason of the Excepted Holder's ownership of Shares in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (2); and (iv) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its reasonable discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Shares in excess of the Ownership Limit pursuant to any exception thereto granted under this subparagraph (2), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 with respect to Shares held in excess of the Ownership Limit with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (2)).

A-1

EQUITY RESIDENTIAL
TWO NORTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to Equity Residential, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Equity Residential in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote your shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

EQUITY RESIDENTIAL
Two North Riverside Plaza
Chicago, Illinois 60606

Annual Meeting of Shareholders—May 28, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

        The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the "Company"), hereby appoint(s) BRUCE W. DUNCAN and BRUCE C. STROHM, or either of them (the "Representatives"), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 10:00 a.m., local time on May 28, 2004, at One North Franklin St., Third Floor, Chicago, Illinois, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such common shares.

        You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If you do not mark any boxes, your proxy will be voted in accordance with the Board of Trustees' recommendations, "FOR" each of the nominees for trustee and "FOR" each of the other proposals and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof. The Representatives cannot vote your shares unless you sign and return this card.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

THE BOARD RECOMMENDS A VOTE "FOR" ALL PROPOSALS.

1.
Election of Trustees to the Board:
Nominees for Trustees:

    (1) John W. Alexander, (2) Charles L. Atwood, (3) Bruce W. Duncan, (4) Stephen O. Evans, (5) James D. Harper, Jr., (6) Boone A. Knox, (7) Desiree G. Rogers, (8) Sheli Z. Rosenberg, (9) Gerald A. Spector, (10) B. Joseph White and (11) Samuel Zell

☐	FOR ALL NOMINEES
☐	WITHHELD FROM ALL NOMINEES
☐
FOR all nominees, except vote withheld from nominees noted on line above (if any).
2.
Approval of amendment to the Company's Declaration of Trust to remove a potential anti-takeover defense.
FOR ☐	AGAINST ☐	ABSTAIN ☐
3.
Ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2004.
FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted "FOR" all Proposals and otherwise in the discretion of the Representatives.

			Yes	No
MARK HERE FOR ADDRESS CHANGE AND NOTE ON THE REVERSE SIDE	☐	PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING	☐	☐
		PLEASE INDICATE IF YOU WISH TO DISCONTINUE RECEIPT OF EXTRA ANNUAL REPORT	☐	☐
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature
Signature:	Date:	Signature:	Date:

QuickLinks

TABLE OF CONTENTS
ABOUT THE ANNUAL MEETING
GOVERNANCE OF THE COMPANY
PROPOSAL 1 ELECTION OF TRUSTEES
PROPOSAL 2 AMENDMENT TO COMPANY'S DECLARATION OF TRUST
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
COMMON SHARE AND OP UNIT OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS
SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2003
OPTION EXERCISES IN 2003 AND YEAR-END OPTION VALUES
LONG-TERM INCENTIVE PLAN AWARDS
LONG-TERM INCENTIVE PLAN AWARDS FOR 2003
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
2003 ANNUAL REPORT
OTHER MATTERS
  EXHIBIT A